UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2008

The First Marblehead Corporation

(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts	02199-8157
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 895-4283

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Reorganization of The Education Resources Institute, Inc.

On April 7, 2008, The Education Resources Institute, Inc. (“TERI”) filed a voluntary petition for reorganization (the “Reorganization”) under Chapter 11 of the United States Bankruptcy Code (“the Bankruptcy Code”) in the United States Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”). According to the filing, TERI intends to operate its business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. On April 8, 2008, Fitch Ratings downgraded the insurer financial strength rating assigned to TERI to ‘C’ from ‘A,’ and Moody’s Investors Service downgraded the issuer rating assigned to TERI to ‘Ca’ from ‘B2.’ On March 26, 2008, Moody’s Investors Service had downgraded the issuer rating assigned to TERI from ‘Baa3’ to ‘B2.’

As more fully described in the quarterly report on Form 10-Q filed by The First Marblehead Corporation (the “Corporation”) with the Securities and Exchange Commission on February 11, 2008 (the “Form 10-Q”), TERI is the exclusive third-party provider of borrower default guarantees for the Corporation’s clients’ private education loans, and TERI provides borrower default guarantees for loans held by The National Collegiate Student Loan Trusts, a series of securitization trusts facilitated by the Corporation in its securitization program. Certain matters relating to the Corporation’s relationship with TERI are described in the Form 10-Q, which speaks as of February 11, 2008, including:

•	Note 1 to the notes to unaudited condensed consolidated financial statements, under the caption “Concentrations – TERI”

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations, under the captions “Executive Summary – Overview” and “Business Trends and Outlook”

•	Item 1A of Part II under the caption “Risk Factors.”

The Corporation is assessing effects of the Reorganization on its client relationships, operations and service receivables, including its residual interests in The National Collegiate Student Loan Trusts and processing fees receivable from TERI that were due prior to the filing of TERI’s petition. The Reorganization may have a material adverse effect on the ability of TERI to satisfy its guaranty and other obligations, which could adversely affect the Corporation’s client relationships, facilitated loan volume, the value of the Corporation’s residuals receivable and ability to structure securitizations of TERI-guaranteed loans in the future.

GS Capital Partners Equity Investment

In December 2007, the Corporation announced a definitive agreement (the “Agreement”) with affiliates of GS Capital Partners (“GSCP”) relating to a strategic equity investment in the Corporation. GSCP invested $59.8 million to acquire Series A non-voting preferred stock (the “Series A Preferred Stock”) convertible into approximately 5.3 million shares of the Corporation’s common stock at a conversion price of $11.24 per share. In addition, GSCP agreed to invest subsequently, upon receipt of applicable regulatory approvals and determinations and satisfaction of other conditions, up to approximately $200.7 million to acquire shares of Series B non-voting preferred stock (the “Series B Preferred Stock”) convertible into shares of the Corporation’s common stock at a conversion price of $15.00 per share. The total investment by GSCP, including its initial $59.8 million investment, is capped by the terms of the Agreement at an amount equal to 25 percent of the total stockholders’ equity of the Corporation, consistent with regulations of the Office of Thrift Supervision (the “OTS”).

The Corporation is in the process of preparing its financial statements as of March 31, 2008, including an assessment of the assumptions it uses to estimate the fair value of its service receivables. The results of the Corporation’s operations for the quarter ended March 31, 2008, including any write-down of residuals as a result of adjustments to the Corporation’s key accounting assumptions or TERI-related events, would affect the Corporation’s stockholders’ equity as of March 31, 2008. The Corporation believes that a write-down of residuals receivable as of March 31, 2008 is likely, although it has not completed its assessment or quantified any such write-down. As a result, the aggregate amount of the subsequent investment by GSCP could be less than $200.7 million.

Warehouse Facility

An affiliate of Goldman, Sachs & Co. committed in December 2007 to offer the Corporation a $1.0 billion warehouse facility. Subsequently, based on a determination that it would facilitate the receipt of required regulatory approvals and determinations, the Corporation advised Goldman, Sachs & Co. that the Corporation has determined not to proceed with the warehouse facility at this time, and the commitment of the Goldman, Sachs & Co. affiliate has expired.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: April 10, 2008

By:  /s/  Peter B. Tarr

        Peter B. Tarr

        Chairman of the Board and General Counsel